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                                                                EXHIBIT 10(jj)


                      NATIONAL MEDICAL REVIEW OFFICES, INC.

                                                                 CONFIDENTIAL

July 18, 1997

Robert Stutman, Chief Executive Officer
Substance Abuse Technologies, Inc.
4517 N.W. 31st Avenue
Ft. Lauderdale, Florida  33309

Re:      Letter of Agreement re Affiliation and Acquisition

Dear Robert:

On behalf of National Medical Review Offices, Inc. ("NMRO"), we are pleased to submit for your review and signature, this letter of agreement (the "Letter"), between NMRO and Substance Abuse Technologies, Inc. ("SAT"), which describes the terms of our understanding and agreement regarding our affiliation in connection with the acquisition by SAT from NMRO, its successors or assigns (the "SAT Acquisition"), of certain assets of DataMed International ("DMI"), a division of Global Med Technologies, Inc. ("GMTI").


As you are aware, NMRO has entered into a letter of intent with GMTI dated June 20, 1997 (the "GMTI Letter"), which describes the terms of the proposed acquisition by NMRO from GMTI of certain DMI assets (the "NMRO Acquisition"). The purpose of this Letter is to memorialize our agreement on the material terms of the SAT Acquisition, which are set forth in the Term Sheet that is attached to and forms a part of this Letter. In order to be sure that we all understand and agree upon the basic terms of the SAT Acquisition, we ask that you carefully review the Term Sheet. The ultimate success of our agreements will require that certain other commitments also be made, including the following:

1. Exclusive Dealing. SAT acknowledges that NMRO has expended substantial sums of time and money in connection with legal, accounting, financial, and due diligence work performed in conjunction with the NMRO Acquisition. Accordingly, for purposes of inducing NMRO to execute this Letter, SAT agrees that during the period of ninety
         (90) days from the effective date of this Letter (i.e., the date of your execution of this Letter)(for purposes of this letter, we will refer to the this ninety day period as the "Exclusive Dealing Period"), SAT will not, and will not permit any of its agents or employees to, directly or indirectly, initiate, encourage or hold discussions or negotiations with, or submit or accept the submission of any offers or proposals from, or provide any nonpublic information to, any person or entity other than NMRO with respect to any affiliation or arrangement similar to those arrangements described in this Letter, or any


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         purchase or lease of all or a material part of the assets or business of DMI, whether by sale of assets, capital stock, merger or consolidation, or otherwise, without the prior written consent of NMRO, which consent NMRO may give or withhold in its sole discretion. Without limiting the generality of the foregoing, SAT agrees to revoke expressly any previous offer it may have made to GMTI regarding the purchase of DMI, or any asset of DMI. SAT further agrees during the Exclusive Dealing Period to promptly notify NMRO of, and also to immediately reject, any proposal or offer that it may receive within the scope of the foregoing exclusivity requirements. Notwithstanding any of the foregoing provisions of this paragraph 1, NMRO agrees that SAT shall be relieved of any further, executory obligations under this paragraph 1, effective upon the occurrence of any of the following:
         (i) on or before 5:00 p.m. (Pacific Time) on Friday, July 11, 1997, NMRO notifies GMTI of NMRO's election not to proceed with the NMRO Acquisition; or (ii) NMRO defaults in the performance of any material obligation under this Letter, and such default continues uncured for a period of ten (10) days following the receipt by NMRO from SAT of written notice specifying any such default with particularity; or
         (iii) NMRO defaults in the performance of any material obligation under the GMTI Letter, and such default continues uncured and uncontested by NMRO for a period of two (2) business days following the receipt by NMRO from GMTI of written notice specifying any such default with particularity.

2. Due Authorization. SAT represents and warrants that (i) all approvals, authorizations, and actions or orders required of SAT for the authorization, execution and delivery of this Letter, and for the consummation of the SAT Acquisition contemplated by this Letter have been obtained, and (ii) the execution and delivery of this Letter by SAT, and the execution and delivery by SAT of the definitive agreements contemplated by this Letter, do not and will not conflict with or violate any contract to which SAT is a party. NMRO represents and warrants that (i) all approvals, authorizations, and actions or orders required of NMRO for the authorization, execution and delivery of this Letter, and for the consummation of the SAT Acquisition contemplated by this Letter have been obtained, and (ii) the execution and delivery of this Letter by NMRO, and the execution and delivery by NMRO of the definitive agreements contemplated by this Letter, do not and will not conflict with or violate any contract to which NMRO is a party.

3. Business in the Ordinary Course. During the Exclusive Dealing Period, SAT agrees to operate its business only in the usual, regular and ordinary course consistent with past practices. During the Exclusive Dealing Period, NMRO agrees to operate its business only in the usual, regular and ordinary course consistent with past practices.

4. Safeguarding Confidential Information. Each party agrees not to disclose any confidential documents and information provided by the other party pursuant to this Letter (the "Confidential Information"), except as follows: (i) each party may disclose Confidential Information when required by law to do so; (ii) each party may disclose Confidential Information to its legal and financial consultants, and employees for purposes of reviewing the proposed SAT Acquisition; and (iii) Confidential Information does not include any document or information which: (a) is, or hereafter becomes, generally available to the public other than as a result of a disclosure by a party, (b) was available to a party on a non-confidential basis prior to such party's receipt thereof pursuant to this


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         Letter, or (c) becomes available to a party on a non-confidential basis from a source other than the other party. If this Agreement terminates prior to completion of the SAT Acquisition, then each party agrees to promptly return to the other party the originals and all copies of any Confidential Information received from the other party pursuant to this Letter.

5. Confidentiality of Acquisition. SAT and NMRO and their respective representatives agree to keep this Letter, the Acquisition and the matters contemplated herein confidential, except for disclosures that are required by law, that receive the prior written consent of the other party, or that are made by a party to its employees, attorneys and financial advisors for purposes of reviewing the proposed SAT Acquisition. NMRO and SAT agree not to make any public pronouncement regarding the transactions contemplated herein without the prior written consent of the other, except to the extent required by law. For purposes of this paragraph, "public pronouncement" means any statement, however communicated, intended for general dissemination, including any press release, but does not include materials used in connection with the filing with a regulatory body (including the Secretary of State and federal and state securities regulators) or any statement made for the legitimate business purposes of the maker, intended for the internal use of the maker and not likely to become available to the general public or any segment thereof.

6. Cooperation. SAT and NMRO each agree to cooperate with the other, and to execute such other documents and take such other actions as may be reasonably necessary or desirable, in order to effect the transactions contemplated by this Letter. Without limiting the generality of the foregoing, SAT and NMRO agree to the following: (i) the parties agree to coordinate all communications with GMTI regarding the SAT Acquisition and the transactions contemplated herein; (ii) each party agrees not to enter into any agreement with GMTI that is binding on the other party, except with the prior written consent of the other party; (iii) each party agrees to provide to the other, and its representatives, with any and all information and records relating to its business, properties and personnel, as may be reasonably necessary and appropriate in connection with the NMRO Acquisition and the SAT Acquisition; and (iv) each party agrees to cause its accountants and financial advisors to cooperate with the other in making available all such financial and tax information requested.

7. Expenses. SAT and NMRO agree that fees and out-of-pocket expenses incurred by NMRO, including fees of NMRO's agents, advisers, attorneys and accountants, with respect to the negotiation of this Letter and the preparation and negotiation of definitive agreements contemplated by this Letter (collectively, the "Transaction Costs"), shall be paid and discharged in accordance with the following: (i) SAT agrees to pay and discharge fifty percent (50%) of the Transaction Costs incurred by NMRO during the period from and including June 20, 1997, through and including July 10, 1997; and (ii) if SAT does not make any election in accordance with paragraph 8 below, then SAT agrees to pay and discharge one hundred percent (100%) of the Transaction Costs incurred by NMRO during the period from and including July 11, 1997, through and including the closing of the SAT Acquisition. SAT shall be obligated to pay and discharge the foregoing Transaction Costs within thirty (30) days of NMRO's delivery of reasonable documentation thereof.


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8.       Conditions to Closing of SAT Acquisition. SAT and NMRO agree that the obligations and commitments of the parties set forth in this Letter and the Term Sheet, are intended to create legally binding obligations between the parties. SAT and NMRO further agree that the consummation of the SAT Acquisition by the parties shall be subject to satisfaction of the following two (2) conditions precedent: (i) completion by SAT of its due diligence investigations of DMI prior to 5:00 p.m. (Mountain
         Time) on Thursday, July 10, 1997 (the "Due Diligence Deadline"); and
         (ii) the completion of the NMRO Acquisition.

9. Survival of Certain Obligations. Except as set forth in paragraph 1, each party's obligations set forth in this Letter shall remain in full force and effect during the entire Exclusive Dealing Period, and shall survive the termination of this Letter, notwithstanding any failure by either party to complete the SAT Acquisition.

10. Assignment. SAT may not assign any rights or delegate any duties hereunder without receiving the prior written consent of NMRO, which consent NMRO may not unreasonably withhold. Any sale, lease, assignment, merger or other transfer, in a single transaction or a series of transactions, of fifty percent (50%) or more of the assets, ownership, or membership interests of SAT, shall constitute an assignment that is subject to and prohibited by the provisions of this paragraph 10. NMRO may not assign any rights or delegate any duties hereunder without receiving the prior written consent of SAT, which consent SAT may not unreasonably withhold. Any assignment permitted hereunder shall be effective only if NMRO's or SAT's assignee agrees in writing to assume all of the assigning party's obligations and liabilities hereunder, and to be bound by all of the terms and conditions of this Letter, as it may be amended or supplemented from time to time.

If you wish to accept the proposal expressed in this Letter and the attached Term Sheet, please so indicate by having an authorized SAT representative countersign the enclosed duplicate copy and return it to NMRO, or its legal counsel. This Letter may be signed in counterparts, and original signatures may be transmitted by facsimile.

On behalf of NMRO, we would like to thank you for giving us an opportunity to work with you in developing a mutually beneficial relationship. We encourage you to contact us at any time if we can be of assistance.

Sincerely,

National Medical Review Offices, Inc.

By:

Its:


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Accepted and Agreed to:

Substance Abuse Technologies, Inc.

By:

Its:

Date:



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                                 TERM SHEET

                    NATIONAL MEDICAL REVIEW OFFICES, INC.

                     SUBSTANCE ABUSE TECHNOLOGIES, INC.

                               ACQUISITION OF

     DATAMED INTERNATIONAL, A DIVISION OF GLOBAL MED TECHNOLOGIES, INC.

I.       PURCHASE CONSIDERATION

         I.1      $1,600,000.00 payable in cash at closing
         I.2      Assumption of all obligations assumed in NMRO Acquisition

II.      INCLUDED ASSETS

         II.1     all DMI assets included in NMRO Acquisition
         II.2     except Excluded Assets

III.     EXCLUDED ASSETS

         III.1    all DMI assets excluded from NMRO Acquisition
         III.2 all trade names, trade marks, service names and services marks used in connection with provision by DMI of medical review officer services, including, without limitation, the use of "National MRO" and "MRO" and similar names

IV.      ESCROW DEPOSIT

         IV.1 SAT to pay to NMRO on Monday, July 7, 1997, the sum of $600,000.00, in exchange for assignment by NMRO of its rights under the Escrow Agreement among GMTI, NMRO and Tri-State Bank (the "Escrow Agreement")
         IV.2 deposit to be refundable on written instruction of SAT prior to expiration of the Due Diligence Deadline, with such refund to be made in accordance with the Escrow Agreement
         IV.3 deposit to be refundable on joint written instruction of SAT and GMTI after the expiration of the Due Diligence Deadline, in accordance with the Escrow Agreement
         IV.4 deposit to be held in interest bearing account, with interest owned by SAT
         IV.5 escrow agent fees paid by SAT up to $1,000; amount over $1,000 paid by GMTI
         IV.6     deposit to be applied against purchase price at closing



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V.       DUE DILIGENCE

         V.1 SAT to complete all due diligence investigations of DMI prior to Due Diligence Deadline
         V.2 SAT to make best efforts to complete all due diligence as soon as reasonably practical, but in no event later than the Due Diligence Deadline;
         V.3 SAT to provide written notice to NMRO prior to the Due Diligence Deadline, of SAT's election to proceed, or not to proceed, with the SAT Acquisition

VI.      INTERIM MANAGEMENT AGREEMENT

         VI.1 SAT to assume operations of DMI as of June 30, 1997, pursuant to an Interim Management Agreement until approval of the NMRO Acquisition by the shareholders of GMTI, and the closing of the NMRO Acquisition
         VI.2 Date of assumption of operations of DMI to be no later than July 11, 1997 (with retroactive effect to June 30, 1997)
         VI.3     SAT to assume all DMI accounts receivable as of June 30,
                  1997, (represented by GMTI to be approximately $900,000.00)
         VI.4 SAT to assume all DMI accounts payable as of June 30, 1997, (represented by GMTI to be approximately $410,000.00), and accrued expenses (represented by GMTI to be approximately $590,000.00)
         VI.5 SAT to assume all risk of losses incurred in operation of DMI, except if the GMTI shareholders fail to approve NMRO Acquisition

VII.     MRO SERVICES AGREEMENT

         VII.1    SAT to enter into exclusive MRO services agreement with NMRO
         VII.2    term of 5 years, with extension by mutual agreement
         VII.3 NMRO to be sole and exclusive provider of all MRO Services for all SAT customers, subject to termination by SAT due to a default by NMRO that remains uncured for thirty (30) days after notice
         VII.4 MRO Services means and includes the services described in addendum 1 attached hereto, including but not limited to, receipt of all drug test results, processing, medical review, and reporting of drug test results to SAT
         VII.5    drug test results include all positive and all negative
                  results
         VII.6 all drug test results, including both positive and negative, to be processed by NMRO, including any SAT customer election for positive reports only, and fee applies to each and every test, both positive and negative
         VII.7 SAT guarantees minimum volume of 400,000 tests per year, beginning in calendar year 1998
         VII.8 Fee for first 400,000 tests per year shall be $1.35 per test, payable monthly
         VII.9    Fee for each test in excess of 400,000 per year shall be
                  $1.25
         VII.10 during period covered by minimum volume guaranty, NMRO to bill and GMTI to pay minimum monthly amount of $45,000.00
         VII.11   all fees payable monthly with thirty (30) days of invoice


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         VII.12   Fee for review of positive screening test other than a
                  laboratory test (e.g., an on-site test), shall be NMRO's usual and customary fee, but not less than $49, and subject to the most competitive price covenant as set forth below
         VII.13 NMRO agrees to most competitive price covenant (most favored nations clause) for its fees for substantially the same MRO Services provided by NMRO to other TPAs, and other customers (except for WAL MART and HSNA), for an initial period of 180 days, subject to: (i) SAT establishes computer interface and download capability and provides direct customer service; (ii) ultimate price to be based upon level/scope of service; (iii) after first 180 days, the parties to renegotiate price based on level/scope of service; and (iv) prices not to exceed $1.35 and $1.25 as set forth above
         VII.14   NMRO to perform all billing services when requested by SAT
         VII.15 NMRO to have the right to audit, at its expense, SAT books of account and records relating to MRO Services and laboratory services provided to SAT customers
         VII.16 NMRO to provide 1 non-physician FTE in Florida to support local MRO services

VIII.    NON-COMPETITION AGREEMENT OF SAT

         VIII.1 SAT agrees that during the term of the MRO Services Agreement, SAT shall not directly or indirectly, without the prior written consent of NMRO, which consent may be withheld by NMRO in its sole and absolute discretion, (i) own, operate or establish, provide services for or on behalf of, or otherwise engage or participate in, or (ii) assist any other person or entity in owning, operating, establishing, providing services for or on behalf of or engaging or participating in, any business or activity which is, or will become, competitive with any MRO Services provided by NMRO under the MRO Services Agreement with SAT.

IX.      REFERRAL AND NON-SOLICITATION AGREEMENT OF NMRO

         IX.1 NMRO agrees that during the term of the MRO Services Agreement, SAT shall be its primary referral source for prospective customers seeking full consulting for substance abuse in the workplace (including employer drug testing policy development), and background screens.
         IX.2 NMRO agrees that during the term of the MRO Services Agreement, NMRO shall not directly, without the prior written consent of SAT, which consent may be withheld by SAT in its sole and absolute discretion, solicit any then existing or prospective SAT customer for the provision of any of the following services, so long as such service continues to be provided by SAT: (i) full consulting for substance abuse in the workplace (including employer drug testing policy development), and (ii) background screens. For purposes of the foregoing, a person or entity shall be considered to be a "prospective SAT customer" only if all of the following apply: (i) NMRO has received notice from SAT in writing that such person or entity has become a prospective purchaser of services from SAT; (ii) NMRO is not already engaged in discussions with such person or entity;
                  and

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                  (iii) SAT and such person or entity are actively engaged in negotiations for the provision of services by SAT.

X.       COLLATERAL ASSIGNMENT

         X.1 SAT agrees to collaterally assign to NMRO all MRO Services Agreements between SAT and DMI Customers, and all of SAT's rights and obligations thereunder, effective upon termination of the MRO Services Agreement between SAT and NMRO due to a default by SAT in the performance of its payment obligations or non-compete obligations, that remains uncured for thirty
                  (30) days after notice
         X.2 SAT agrees to use its best efforts to cause to be included in each MRO Services Agreement between SAT and a DMI Customers, a clause expressly permitting the assignment of such agreement by SAT to NMRO
         X.3 assignment to be effective upon written notice from NMRO following SAT's failure to cure a covered default within thirty (30) days after notice
         X.4 assignment to be effective in addition to any other remedies to which NMRO may be entitled as a result of SAT breach

XI       ADDITIONAL AGREEMENTS

         XI.1 Definitive agreements reflecting the SAT Acquisition will include representations, warranties, conditions, and other terms customary for transactions of this type


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